Exhibit 99.1

Argo Group Executes on Strategic Review Opportunities

•	The board of directors continues to actively explore strategic alternatives to maximize shareholder value.

•	Sale of Lloyd’s Syndicate will position Argo as U.S.-focused specialty insurer: The transaction will result in a simplified corporate structure, drive greater efficiencies with increased focus on core U.S. businesses, and provide more flexibility as the board continues to evaluate strategic alternatives.

•	Loss Portfolio Transfer (LPT) is expected to reduce earnings volatility and improve Argo’s regulatory capital position: LPT will cover a majority of Argo’s U.S. Casualty insurance reserves, including construction, for accident years 2011 through 2019.

HAMILTON, Bermuda – September 8, 2022 – Argo Group International Holdings, Ltd. (NYSE: ARGO) (“Argo” or “the company”) today published an investor presentation (https://www.argolimited.com/investors/argo-group-strategic-update/) providing an update regarding its ongoing review of strategic alternatives. The presentation also provides additional details on Argo’s recently announced transactions with Westfield and Enstar Group Limited (NASDAQ: ESGR) (“Enstar”).

“Argo’s inherent value as a pure-play, U.S. underwriter of specialty insurance has never been more evident than today,” said Tom Bradley, Argo’s executive chairman and chief executive officer. “Our board is confident in the simplified corporate structure and strong fundamentals of our core U.S. specialty businesses following our recently announced transactions with Westfield and Enstar. As we look ahead, we continue to consider a range of options to maximize shareholder value through the ongoing strategic review process.”

As previously announced on September 8, 2022, Argo has entered into a definitive agreement for the sale of Argo Underwriting Agency Limited and its Lloyd’s Syndicate 1200 to Westfield for total cash proceeds of approximately $125 million or 1.16x price to tangible book value or 0.81x price to book value as of first quarter 2022, subject to closing-related adjustments. The sale of Argo’s Lloyd’s business is subject to customary closing conditions and regulatory approvals and is expected to close in the first half of 2023.

The announcement with Westfield follows Argo’s entry into a Loss Portfolio Transfer (LPT) transaction with Enstar on August 8, 2022. Pursuant to the LPT, a wholly owned subsidiary of Enstar will reinsure the majority of Argo’s direct U.S. Casualty insurance reserves from accident years 2011 through 2019. The LPT transaction is expected to improve Argo’s regulatory capital position and provide protection against reserve volatility. The closing of the LPT transaction with Enstar is subject to regulatory approval and other customary closing conditions and is expected to be completed in the second half of 2022.

As previously announced on April 28, 2022, the company’s board of directors initiated an exploration of strategic alternatives to be overseen by the board’s Strategic Review Committee. The board recently appointed J. Daniel Plants to serve as chairperson of the committee.

“As I stated upon joining the board last month, I fully support the exploration of strategic alternatives to maximize value for all Argo shareholders,” said Plants. “The recently announced sale of Syndicate 1200 is another positive step forward in that process and was taken with an eye toward its positive impact in broadening the range of additional strategic options available to the company. As such, Argo’s comprehensive review of strategic alternatives is ongoing, and I appreciate the trust and confidence of my board colleagues in appointing me to chair the Strategic Review Committee.”

The recently announced transactions with Westfield and Enstar are a result of this ongoing strategic review process. The board is continuing its exploration of strategic alternatives, including, among other things, a potential sale, merger or additional strategic transactions. Goldman Sachs and Skadden Arps are advising the board in its review of strategic alternatives.

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

Argo Group International Holdings, Ltd. (NYSE: ARGO) is a U.S. focused underwriter of specialty insurance products in the property and casualty market. Argo offers a full line of products and services designed to meet the unique coverage and claims-handling needs of businesses in two primary segments: U.S. Operations and International Operations. Argo and its insurance subsidiaries are rated A-’ by Standard and Poor’s. Argo’s insurance subsidiaries are rated A-’ by A.M. Best. More information on Argo and its subsidiaries is available at www.argogroup.com.

FORWARD-LOOKING STATEMENTS

This press release and any related oral statements may include forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “positioning,” “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “likely,” “assume,” “estimate,” “may,” “continue,” “create,” “maximize,” “guidance,” “objective,” “outcome,” remain optimistic,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track,” “simplifies” and similar expressions of a future or forward-looking nature. Such statements are subject to certain risks and uncertainties that could cause actual events or results to differ materially. For a more detailed discussion of such risks and uncertainties, see Item 1A, “Risk Factors” in Argo’s Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2021, as supplemented in Argo’s subsequent Quarterly Reports on Form 10-Q, and in other filings with the U.S. Securities and Exchange Commission. The inclusion of a forward-looking statement herein should not be regarded as a representation by Argo that Argo’s objectives will be achieved. Argo undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on any such statements. Each of the proposed transactions referenced in this press release is subject to risks and uncertainties, including, but not limited to, that the proposed transactions may be unable to be completed because of the failure to obtain required regulatory approvals or satisfy (or obtain waivers of) the closing conditions and uncertainty as to the timing of completion of the proposed transactions.

Contacts

Investors:
Andrew Hersom

Head of Investor Relations

860-970-5845

andrew.hersom@argogroupus.com

Gregory Charpentier
AVP, Investor Relations and Corporate Finance
978-387-4150
gregory.charpentier@argogroupus.com

Media:
David Snowden
Senior Vice President, Group Communications
210-321-2104
david.snowden@argogroupus.com